EXHIBIT 99.1

CSG Announces 6-Year Contract Renewal with Comcast

Denver, November 4, 2024 – CSG® (NASDAQ: CSGS) and Comcast today announce that they signed a 6-year contract renewal through December 31, 2030 extending their 35+ year relationship.

“Our long-standing partnership with Comcast is a testament to both companies’ unwavering commitment to delivering extraordinary experiences for their customers,” said Mike Woods, EVP and President of North America Communications, Media and Technology, CSG. “Our collective teams have worked tirelessly, side-by-side to bring innovative products to market. We are honored and humbled by Comcast’s continued confidence in our solutions and people as they continue to invest in and transform their business.”

Comcast will continue to rely on CSG’s platforms to support its residential video, broadband and digital phone customer base.

“The hallmark of any long-standing partnership is a commitment to win-win innovation, reliability and growth,” said Mike Crisafulli, Chief Information Officer, Comcast Cable. “We appreciate CSG’s partnership as Comcast delivers exceptional connectivity, content and experiences to our customers.”

CSG management will discuss this contract renewal in more detail during their third quarter earnings call at 3:00 p.m. mountain on Wednesday November 6th. A link to the webcast can be found here.

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About CSG

CSG empowers companies to build unforgettable experiences, making it easier for people and businesses to connect with, use and pay for the services they value most. Our customer experience, billing and payments solutions help companies of any size make money and make a difference. With our SaaS solutions, company leaders can take control of their future and tap into guidance along the way from our fiercely committed and forward-thinking CSGers around the world.

Want to be future-ready and a change-maker like the global brands that trust CSG? Visit csgi.com to learn more.

Contacts:

Julia Dakhlia

Public Relations

+1 (402) 431-7376

julia.dakhlia@csgi.com

John Rea

Investor Relations

+1 (210) 687-4409

john.rea@csgi.com